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                                                                   EXHIBIT 10.59

                      SUMMARY OF COMPENSATION FOR DIRECTORS
                           OF R. G. BARRY CORPORATION

      Directors who are employees of R. G. Barry Corporation ("R. G. Barry") receive no additional compensation for their service as a director. Each director of R. G. Barry who is not an employee of R. G. Barry (a "Non-Employee Director") receives $17,000 annually for services as a director. In addition, each Non-Employee Director receives $1,000 for each regular meeting and $500 for each telephonic meeting of the Board of Directors attended. All members of standing committees of the Board receive a fee of $500 for each committee meeting attended that occurs on the same day as a Board meeting, a fee of $1,000 for attending a committee meeting that does not occur on the same day as a Board meeting and a fee of $500 for participating in a telephonic meeting of a committee. Chairs of Board committees may receive additional fees for serving in that capacity; however, none of the Board committee chairs are currently receiving additional fees.

      Each Non-Employee Director has previously been granted a non-qualified stock option to purchase 6,250 common shares with an exercise price equal to the fair market value of the common shares on the grant date. These options have terms of ten years and become exercisable six months after the grant date. All options held by current Non-Employee Directors, other than Mr. Lauer, were granted pursuant to the R. G. Barry Corporation Stock Option Plan for No-Employee Directors which terminated on May 16, 2001. Mr. Lauer's non-qualified stock option was granted under the R. G. Barry Corporation 2002 Stock Incentive Plan (the "2002 Plan"). On March 7, 2005, each Non-Employee Director was granted an additional non-qualified stock option to purchase 10,000 common shares at an exercise price of $3.80, the fair market value of the Company's common shares on the grant date. These options have terms of five years and become exercisable in three equal annual installments beginning March 7, 2006. All of these options were granted under the 2002 Plan.